Employment Contract
between

AXIS Re SE, Dublin, Zurich Branch
Brandschenkestrasse 90, 8002 Zurich
(hereinafter the "Employer” or the "Zurich Branch")
and
Mr. Jan Ekberg
[Address]
(hereinafter the "Employee")
(hereinafter the "Contract")

* * * * *

WHEREAS:

The parties hereby conclude an employment agreement, subject to the following terms and conditions and to the Swiss Code of Obligations:

1	Employment. The Employee is employed as President & Regional Chief Underwriting Officer AXIS Re Europe (the Employee's function hereinafter referred to as "President & Regional CUO").

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Term. The Contract will begin on March 6, 2015 and shall replace the previous employment contract between the Employee and the Employer dated March 4, 2004. The Contract shall last for an unlimited period of time. The Contract may be terminated in writing by either party as per the end of a calendar month with a notice period of 6 months.

3	Position, Responsibilities. The Employee will be responsible for Underwriting of AXIS Re Europe, the overall management of the Zurich Branch and all other duties as assigned by his manager.

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Performance of Duties. The Employee undertakes to attend to his contractual duties for the Employer consistent with his position hereunder, including, as the case may be, with the business regulations of the Employer and applicable regulations of the AXIS Group, and in any event punctually and conscientiously in all respects and to devote his full working time to the furtherance of the interests of the Employer. The Employee may not pursue any other professional or commercial activity for his own benefit or that of any third party during the term of his employment, except with the prior written consent of the Employer or upon instruction of his superior within the AXIS Group.

5	Accountability and Competence. The Employee will report directly to the CEO AXIS Re. The Employer reserves the right to change reporting lines at any time by giving written notice to the Employee.

6	Compensation and Related Matter. As compensation for his services, the Employee will be provided with the following:

a)
Salary. The Employee is entitled to an annual base salary (gross salary per annum) of CHF 510'000, payable in 12 equal monthly instalments at the end of each calendar month (and as the case may be pro rate for the number of calendar days of his employment).

b)	Bonus Plan. A year-end bonus will be paid at the discretion of the Compensation Committee of the Board of Directors of the Employer. The bonus target is 65% of the base salary.

c)
Restricted Stock and Stock Options. Your annual equity target will be valued at USD 350,000. This award generally vests in four equal installments on the first, second, third and fourth anniversary of the grant date per your Award Agreement. Upon vesting, awards are generally settled half in shares and half in cash. Our long-term equity plan is discretionary and awards are based on company and individual performance.

d)
Deductions and Set-Off. The Employer reserves the right at its absolute discretion to deduct from or set-off with the Employee’s pay any sums which the Employee may owe to the Employer, including, without limitation, any overpayments or loans made to his or losses suffered by the Employer as a result of his negligence or breach of Employer rules issued from time to time.

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Social Insurance System, Pension Benefits Plan. The Employee will benefit, subject as the case may be to related deductions from his salary payments, from insurance coverage, a pension scheme, sick pay etc. as required to be provided by an employer under Swiss law and, to the extent such coverage and/or benefits exceed what is required under Swiss law, from the related programs and cover age generally provided by related plans of the AXIS Group as applicable to employees with a position, responsibilities and the duration of service etc. corresponding to such of the Employee.

The Employee is entitled to the customary benefits available to Pension Benefits Plan and HR Policies according to the Employee Handbook of the Company.

8	Place of work. The Employee's place of work is Zurich.

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Hours of Work. The Employee shall devote his full time and attention to carrying out his duties and responsibilities as President and Regional CUO. The Employee acknowledges that in his function as President and Regional CUO he will not be paid for any hours worked in excess of standard 40 weekly working hours In Switzerland. The salary of the Employee as set forth in this employment agreement covers the remuneration of any extra hours.

10	Vacation and Holidays. The Employee is entitled to 30 working days of vacation per calendar year. In addition, he is entitled to the public bank holidays qualifying as such in the Canton of Zurich.

11
Expenses. Expenses reasonably and properly incurred by the Employee in the proper performance of his duties will be reimbursed by the Employer on the basis of appropriate accounting therefor and according to the policy of the Employer.

12
Confidentiality. The Employee shall treat as confidential and not disclose to others any business matters of the Employer, the AXIS Group, the Zurich Branch, its business and its customers. Such business matters include manufacturing secrets, business secrets and all other facts that are relevant for the business and not known to the public and either facts of a confidential nature (such as ad dresses of employees, suppliers and customers, agreements and their terms and conditions, accounting figures and balance sheet figures, etc.) or that have been indicated to the Employee as being confidential.

This confidentiality obligation will without limitation remain effective after the termination of this Agreement and irrespective of the cause of termination.
The Employee must keep in safe custody any documentation on business matters of the Employer and shall surrender it to the Employer upon first request, at the latest at the end of this Agreement, without keeping any copies. Wherever copies cannot be surrendered to the Employer (e.g. digital copies, data carriers or the like) such copies must be destroyed upon request of the Employer or at the time of termination of this Agreement.

13
Prohibition to Compete and to Solicit. In addition to his general duty of loyalty pursuant to Art. 321a CO, the Employee, who has access to the clientele and to manufacturing and business secrets of the Employer, in particular under takes, during his employment relationship with the Employer, to refrain from any activity that competes with the business of the Employer and not to solicit employees for his own business or the business of any third parties.

In particular, the Employee undertakes:

•
not to participate, directly or indirectly, financially or otherwise, in any enterprise (other than as a shareholder of up to 5% of its issued shares for the purposes of investment only) which develops, manufactures, offers, or distributes products, or provides services similar to those of the Employer or which otherwise competes with the business of the Employer;

•	not to be active, fully or partially, for such an enterprise, be it as an employee, representative, adviser or otherwise;

•	not to directly or indirectly establish such an enterprise;

•	not to directly or indirectly solicit or employ other employees of the Employer or in any other way enter into an agreement with such employees for the benefit of himself or a third party.

14	Liquidated Damages. The Employee is aware and acknowledges that a violation of the obligations set out in Sections 12 and 13 may seriously damage the Employer.
Additionally, if the Employee breaches his obligations not to compete, the Employer has the right to ask for an injunction restraining the Employee to start or continue activities which are contrary to his non-competition obligations.

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Acceptance of Gifts. The Employee may not, without prior written consent of the Employer, accept any cash payments as gifts and/or any other gift and/or favour of whatever kind from any customer, client or supplier of the Employer, whether already existing as such or prospective, which in value or nature exceed the standards set by the Employer orally or in writing.

16
Data Transfer. The Employee acknowledges that the Employer holds personal information about his, including details of his name, address, salary and other benefits, health and sickness, work record and next of kin for administrative purposes in connection with his employment. The Employee understands that this information may be made available to other companies within the AXIS Group. By signing this agreement, the Employee expressly consents to the collection and use of such information in accordance with this section.

17
Applicable Law and Jurisdiction. This Agreement is subject to the laws of Switzerland. All conflicts arising out of this Contract shall be brought to the competent courts of the Canton of Zurich, Switzerland.

18	Employee Handbook. The Employee Handbook handed out to the Employer is an integrated part of this contract.

Zurich, July 7, 2015

AXIS Re Europe

/s/ Jan Ekberg	/s/ Timothy Hennessy
Jan Ekberg	Timothy Hennessy, CEO, AXIS Re SE

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